10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Solid Second Quarter 2009 Results
Net Income Increased 29% to $60.3 million or $0.74 per Share
Operating Income Improved 27% to $96.2 million

Results Summary (dollars in millions, except per share data):
	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Total revenues	$606.1	$541.2	$1,115.0	$905.0
Operating income	$96.2	$75.5	$160.3	$122.4
Income before income taxes	$92.9	$69.6	$145.8	$111.3
Net income	$60.3	$46.7	$94.8	$73.9
Basic and diluted EPS	$0.74	$0.55	$1.16	$0.86
Shares used to compute EPS (000)	81,822	85,555	81,702	85,609
Other information:
Total bookings	$404.7	$503.6	$760.5	$1,079.3
Total backlog	$1,949.2	$2,085.8	$1,949.2	$2,085.8

Houston, TX, July 29, 2009 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $60.3 million, or $0.74 per diluted share, for the second quarter 2009. This is an increase of 29.1% compared with net income of $46.7 million, or $0.55 per diluted share, for the second quarter 2008.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are pleased with our second quarter performance.  We had a good solid quarter with strong top line and bottom line growth.  Total revenues increased 12%, operating income increased 27% and net income improved 29% over the corresponding period of last year.

“We also saw an improvement in the new units segment with bookings up sequentially from $109 million in the first quarter 2009 to $169 million in the second quarter 2009.  While there is still a ways to go before we get back to 2008 bookings levels, we continue to see a steady flow of inquiries and expect our full year guidance of $700 million to $1.1 billion will be met.

“On the aftermarket side, bookings are steady with the exception of one of our key national oil company clients.  Adjusting for the shortfall in this client’s bookings for the first six months of this year, bookings were slightly higher than last year.  We do expect our bookings with this client to increase and, therefore, we expect aftermarket bookings to be consistent with 2008 levels.

“We are also pleased to report that we entered into a strategic alliance with Samsung Techwin Co., Ltd. (“Samsung Techwin”), an affiliate of Samsung Group in Korea, to cooperate in packaging and selling engineered centrifugal compressors and gas turbines.  We’re excited to have an alliance with Samsung Techwin to better serve clients in the important and growing markets for floating production, storage, and offloading (FPSO) vessels and floating LNG (FLNG) vessels.”

Total revenues for the second quarter 2009 of $606.1 million increased $64.9 million or 12.0% compared with $541.2 million for the second quarter 2008, principally due to higher volume.   Revenue increased approximately $24.9 million as a result of the acquisitions of Peter Brotherhood Ltd., Enginuity LLC, and Arrow Industries Inc., in the third quarter of 2008. This increase was more than offset by the foreign currency translation impact of the stronger U.S. dollar in the three months ended June 30, 2009, which reduced revenues by approximately $44.8 million.

Total revenues for the six months ended June 30, 2009, of $1,115.0 million increased $210.0 million or 23.2% compared with $905.0 million for the corresponding period in 2008, principally due to higher volume.  Revenues increased approximately $70.7 million as a result of the three acquisitions mentioned above. This increase was more than offset by the foreign currency translation impact of a stronger U.S. dollar, which reduced revenues by approximately $75.0 million.

Operating income for the second quarter 2009 was $96.2 million. This compares to operating income of $75.5 million for the second quarter 2008.  Operating income increased from the corresponding period last year principally due to higher volume partially offset by a slightly unfavorable sales mix.   Total revenues reflected a higher percentage of the lower margin new unit sales.  However, the unfavorable change in sales mix between the new unit and aftermarket segments was more than offset by a more favorable mix within the new unit segment.

Operating income for the six months ended June 30, 2009, was $160.3 million. This compares to operating income of $122.4 million for the corresponding period in 2008.  Operating income increased from the year ago period primarily due to higher volume partially offset by a significant shift in sales mix as lower margin new unit sales increased to 56.2% of total sales compared with 49.6% for the six months ended June 30, 2008.   This impact was partially offset by a more favorable mix within the new unit segment.

Bookings for the second quarter 2009 of $404.7 million compare with bookings for the second quarter 2008 of $503.6 million.  Bookings for the six months ended June 30, 2009, of $760.5 million, compare with bookings for the corresponding period in 2008 of $1,079.3 million.

The backlog at the end of June 2009 was $1,949.2 million or 6.5% lower than the backlog at the end of June 2008 of $2,085.8 million.

New Units Segment

New unit revenues for the second quarter 2009 of $348.3 million increased 16.4% compared with $299.2 million for the second quarter 2008, principally due to higher volume. New unit revenues increased approximately $11.9 million as a result of the acquisitions of Peter Brotherhood Ltd. and Enginuity LLC. This increase was more than offset by the foreign currency translation impact of the stronger U.S. dollar in the three months ended June 30, 2009, which reduced revenues by approximately $25.6 million.

New unit revenues for the six months ended June 30, 2009, of $626.7 million increased 39.7% compared with $448.7 million for the corresponding period in 2008, principally due to higher volume. The increase in revenues compared with the corresponding period last year reflects the strong market conditions in 2008, when most of this revenue was booked.  New unit revenues increased approximately $44.5 million as a result of the acquisitions of Peter Brotherhood Ltd. and Enginuity LLC.  This increase was substantially offset by the foreign currency translation impact of the stronger U.S. dollar in the six months ended June 30, 2009, which reduced revenues by approximately $43.2 million.

New unit operating income was $48.1 million for the second quarter 2009 compared with $25.7 million for the second quarter 2008.  This segment’s operating margin was 13.8% compared with 8.6% for the second quarter 2008. Operating results improved significantly as a result of a better mix of orders, higher volume and the impact of the 2008 acquisitions.  These impacts were partially offset by the foreign currency impact of a stronger U.S. dollar in the three months ended June 30, 2009.

New unit operating income was $73.3 million for the six months ended June 30, 2009, compared with $34.9 million for the corresponding period in 2008.  This segment’s operating margin for the six months ended June 30, 2009, was 11.7% compared with 7.8% for the corresponding period in 2008. The increases from the corresponding period in 2008 were attributable to a significantly improved mix within the new units segment.  Overall operating income increased from improved mix, higher volume and the impact of the 2008 acquisitions.  These impacts were partially offset by the foreign currency impact of a stronger U.S. dollar in the six months ended June 30, 2009.

Bookings for the three and six months ended June 30, 2009, of $169.0 and $278.4 million, respectively, compared with bookings for the corresponding periods in 2008 of $232.2 and $571.2 million, respectively. The market for new units remains sluggish as end users continue to delay the placement of orders.  The Company continues to believe the delays are temporary as the flow of inquiries remains steady.

The backlog at June 30, 2009, of $1,535.6 million was 10.1% lower than the $1,707.8 million backlog at June 30, 2008.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the second quarter 2009 of $257.8 million increased 6.5% compared with $242.0 million for the second quarter 2008. The aftermarket segment experienced higher volumes as well as some improved pricing during the three months ended June 30, 2009, as compared with the three months ended June 30, 2008.  Aftermarket revenues increased approximately $13.0 million as a result of the acquisitions of Peter Brotherhood Ltd., Enginuity LLC, and Arrow Industries Inc. This increase was more than offset by the foreign currency translation impact of the strengthening U.S. dollar, which reduced revenues by approximately $19.2 million.

Aftermarket parts and services revenues for the six months ended June 30, 2009, of $488.3 million increased 7.0% compared with $456.3 million for the corresponding period in 2008.  The aftermarket segment experienced higher volumes as well as some improved pricing during the six months ended June 30, 2009, as compared with the six months ended June 30, 2008.  Revenues increased approximately $26.2 million as a result of the three acquisitions mentioned above. This increase was more than offset by the foreign currency translation impact of the strengthening U.S. dollar, which reduced revenues by approximately $31.8 million.

Aftermarket operating income for the second quarter 2009 of $67.6 million compares with $70.8 million for the second quarter 2008. This segment’s operating margin of approximately 26.2% compares with 29.3% for the second quarter 2008. The decrease in operating income from the corresponding period in 2008 was principally attributable to a less favorable mix within the segment. Overall operating income benefited from improved prices, higher volume and the impact of the 2008 acquisitions which were more than offset by mix and the foreign currency translation impact of the strengthening U.S. dollar.

Aftermarket operating income for the six months ended June 30, 2009, of $126.5 million compares with $120.8 million for the six months ended June 30, 2008. This segment’s operating margin of approximately 25.9% compares with 26.5% for the corresponding period in 2008. The decrease in operating margin from the corresponding period in 2008 was principally attributable to a less favorable mix within the segment. Overall operating income increased from improved prices, higher volume and the impact of the 2008 acquisitions partially offset by mix and the foreign currency translation impact of the strengthening U.S. dollar.

Bookings for the three months ended June 30, 2009, of $235.7 million were 13.2% lower than bookings for the corresponding period in 2008 of $271.4 million. Bookings for the six months ended June 30, 2009, of $482.1 million were 5.1% lower than bookings for the corresponding period in 2008 of $508.1  million.  Aftermarket bookings have been adversely impacted by a significant reduction in order flow from one national oil company client.  Adjusting for this one client, bookings for the first six months of 2009 were slightly higher than the corresponding period last year.

The backlog at June 30, 2009, of $413.6 million was 9.4% above the backlog of $378.0 million at June 30, 2008.

Liquidity and Capital Resources

As of June 30, 2009, cash and cash equivalents totaled $201.2 million and borrowing availability under the $500.0 million revolving credit portion of the Company’s senior credit facility was $258.6 million, as $241.4 million was used for outstanding letters of credit.

In the first six months of 2009, cash provided by operating activities was $68.4 million, which compared with $104.2 million for the corresponding period in 2008. The decrease of $35.8 million in net cash provided by operating activities was principally from increased pension contributions of $26.0 million and changes in working capital. In the first six months of 2009, capital expenditures totaled $13.9 million. As of June 30, 2009, total debt was $370.2 million and total debt net of cash and cash equivalents was approximately $169.0 million.

In the second quarter 2008, the Company purchased 705,765 shares for approximately $27.7 million.

Board of Directors

On May 12, 2009, the Company’s stockholders approved the re-election of our eight directors at the Company's annual meeting.

The directors serving an additional one-year term are William A. Macaulay, Vincent R. Volpe Jr., Michael L. Underwood, Philip R. Roth, Louis A. Raspino, Jean-Paul Vettier, Rita V. Foley and Joseph C. Winkler.  On June 2, 2009, Jean-Paul Vettier notified the Company of his intention to resign as a director as a result of his appointment as the Chief Executive Officer of Petroplus Holdings AG effective September 1, 2009, and his desire to devote his full attention to his new position.  Mr. Vettier’s resignation will be effective at the conclusion of the Board’s meeting on August 21, 2009.

Additionally, shareholders ratified the appointment of  PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants.

Outlook

The market for new unit orders remains slow as end users continue to delay the placement of orders.  The Company believes the delays are temporary as inquiries remain steady. While new unit bookings for the first half of the year on a run rate basis were below the low end of the Company’s previously reported guidance, it still expects new unit bookings for the full year to be in the range of $700 million to $1.1 billion.

The Company continues to believe that its 2009 operating income will be in the range of $320 to $360 million.  In line with historical levels, its third quarter 2009 operating income is expected to be in the range of 24% to 26% of the total year.

Conference Call

The Company will discuss its second quarter 2009 results at its conference call on Thursday, July 30, 2009.  A webcast presentation will be accessible live at 8:30 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com.  Participants may also join the conference call by dialing (877) 440-5791 in the U.S. and (719) 325-4872 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on July 30, 2009, through 11:59 p.m. Eastern Time on August 6, 2009.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S.  The replay pass code is 2004575.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 34 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects,” “intends”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$494.5	$448.2	$905.4	$735.3
Net sales of services	111.6	93.0	209.6	169.7
Total revenues	606.1	541.2	1,115.0	905.0
Cost of products sold	361.1	329.5	665.4	535.7
Cost of services sold	75.0	61.7	142.5	113.6
Total cost of sales	436.1	391.2	807.9	649.3
Gross profit	170.0	150.0	307.1	255.7
Selling and administrative expenses	68.9	68.9	136.5	132.8
Research and development expenses	4.9	3.8	9.0	5.9
Plan settlement / curtailment amendment	-	1.8	1.3	(5.4)
Income from operations	96.2	75.5	160.3	122.4
Interest expense, net	(8.4)	(7.1)	(15.3)	(14.1)
Other income, net	5.1	1.2	0.8	3.0
Income before income taxes	92.9	69.6	145.8	111.3
Provision for income taxes	32.6	22.9	51.0	37.4
Net income	$60.3	$46.7	$94.8	$73.9
Net income per common share-basic and diluted	$0.74	$0.55	$1.16	$0.86
Weighted average shares outstanding - (In thousands)
Basic	81,647	85,337	81,614	85,425
Diluted	81,822	85,555	81,702	85,609

Dresser-Rand Group Inc.
Consolidated Segment Data

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited; $ in millions)
Revenues
New units	$348.3	$299.2	$626.7	$448.7
Aftermarket parts and services	257.8	242.0	488.3	456.3
Total revenues	$606.1	$541.2	$1,115.0	$905.0
Gross profit
New units	$71.0	$47.1	$118.5	$72.3
Aftermarket parts and services	99.0	102.9	188.6	183.4
Total gross profit	$170.0	$150.0	$307.1	$255.7
Operating income
New units	$48.1	$25.7	$73.3	$34.9
Aftermarket parts and services	67.6	70.8	126.5	120.8
Unallocated	(19.5)	(21.0)	(39.5)	(33.3)
Total operating income	$96.2	$75.5	$160.3	$122.4
Bookings
New units	$169.0	$232.2	$278.4	$571.2
Aftermarket parts and services	235.7	271.4	482.1	508.1
Total bookings	$404.7	$503.6	$760.5	$1,079.3
Backlog - ending
New units	$1,535.6	$1,707.8	$1,535.6	$1,707.8
Aftermarket parts and services	413.6	378.0	413.6	378.0
Total backlog	$1,949.2	$2,085.8	$1,949.2	$2,085.8

Dresser-Rand Group Inc.
Consolidated Balance Sheet

	June 30,	December 31,
	2009	2008
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$201.2	$147.1
Accounts receivable, less allowance for losses of $13.8 at 2009 and $11.6 at 2008	326.4	366.3
Inventories, net	394.7	328.5
Prepaid expenses	29.4	43.4
Deferred income taxes, net	23.4	22.5
Total current assets	975.1	907.8
Property, plant and equipment, net	252.3	250.3
Goodwill	442.4	429.1
Intangible assets, net	436.1	441.6
Other assets	25.9	23.4
Total assets	$2,131.8	$2,052.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$401.5	$430.9
Customer advance payments	302.3	275.0
Accrued income taxes payable	18.0	30.2
Loans payable	0.2	0.2
Total current liabilities	722.0	736.3
Deferred income taxes	22.5	22.9
Postemployment and other employee benefit liabilities	110.5	135.3
Long-term debt	370.0	370.1
Other noncurrent liabilities	34.2	27.4
Total liabilities	1,259.2	1,292.0
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and, 82,419,819 and 81,958,846 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	389.3	384.6
Retained earnings	522.1	427.3
Accumulated other comprehensive loss	(39.6)	(52.5)
Total stockholders' equity	872.6	760.2
Total liabilities and stockholders' equity	$2,131.8	$2,052.2

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows

	Six months ended June 30,
	2009	2008
	(unaudited; $ in millions)
Cash flows from operating activities
Net income	$94.8	$73.9
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	25.6	24.9
Deferred income taxes	(0.3)	(0.6)
Stock-based compensation	4.9	2.9
Amortization of debt financing costs	1.6	1.5
Provision for losses on inventory	2.4	1.3
Plan settlement / curtailment amendment	(0.2)	(11.8)
Loss on sale of property, plant and equipment	0.1	0.2
Equity loss on investments	0.3	-
Working capital and other
Accounts receivable	40.5	5.1
Inventories	(63.2)	(10.0)
Accounts payable and accruals	(31.2)	10.4
Customer advances	18.6	33.4
Other	(25.5)	(27.0)
Net cash provided by operating activities	68.4	104.2
Cash flows from investing activities
Capital expenditures	(13.9)	(14.8)
Proceeds from sales of property, plant and equipment	1.0	0.2
Other investments	(5.0)	-
Net cash used in investing activities	(17.9)	(14.6)
Cash flows from financing activities
Proceeds from exercise of stock options	0.1	1.3
Repurchase of common stock	-	(27.7)
Payments of long-term debt	(0.1)	(0.1)
Net cash used in financing activities	-	(26.5)
Effect of exchange rate changes on cash and cash equivalents	3.6	3.8
Net increase in cash and cash equivalents	54.1	66.9
Cash and cash equivalents, beginning of the period	147.1	206.2
Cash and cash equivalents, end of period	$201.2	$273.1